Exhibit 99.2

Voting and Support Agreement

June 13, 2017

Lonestar Resources US Inc.

600 Bailey Avenue, Suite 200

Fort Worth, Texas 76107

Re:    Securities Purchase Agreement, dated as of May 26, 2017, by and among Lonestar Resources US Inc. (the “Company”) and each of the investors listed on Schedule 1 thereto (each, an “Initial Investor” and collectively, the “Initial Investors”)

Ladies and Gentlemen:

In order to induce the Initial Investors to execute the Securities Purchase Agreement, dated as of May 26, 2017 (as the same may be amended, amended and restated or otherwise modified from time to time, the “Securities Purchase Agreement “), the undersigned agrees as follows:

1.    The undersigned (the “Stockholder”) represents and warrants to the Company that, as of the date of this letter agreement, it has the sole power to vote or direct the voting of 500,227 shares of Class A Common Stock (such shares, together with any shares of Class A Common Stock that the Stockholder may acquire (but, for the avoidance of doubt, only to the extent the Stockholder has sole voting power with respect to such shares), and excluding any shares of Class A Common Stock the Stockholder may dispose of, otherwise transfer or with respect to which the Stockholder ceases to have sole power to vote or direct the voting of, in each case, from and after the date hereof, the “Shares”) with respect to the matters and solely in the manner set forth in, and solely to the extent provided in, this letter agreement.

2.    Following the Closing, at the Stockholder Meeting called in accordance with Section 3.5 of the Securities Purchase Agreement , or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought in connection with obtaining the Requisite Stockholder Approval, the undersigned shall, with respect to the Shares, (i) appear at each such meeting, in person or by proxy, and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, the Shares in favor of adopting the Requisite Stockholder Approval.

3.    The undersigned represents, warrants and covenants to the Company:

(a)    The undersigned has full power and authority to make, enter into and carry out the terms of this letter agreement and to perform its obligations hereunder.

(b)    This letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a valid and binding agreement of the undersigned, enforceable against the undersigned in accordance with its terms and no other action is necessary to authorize the execution and delivery by the undersigned or the performance of its obligations hereunder.

4.    This letter agreement shall be binding upon and inure solely to the benefit of the parties hereto. Nothing contained in this letter agreement, expressed or implied, is intended to confer upon any person other than the parties hereto (and their permitted assigns), any benefits, rights or remedies.

5.    This letter agreement shall terminate and shall have no further force or effect as of the date on which the Requisite Stockholder Approval is obtained. For the avoidance of doubt, if the Securities Purchase Agreement is terminated, this letter agreement shall immediately terminate and have no further force or effect except with respect to any breach occurring prior to such termination.

6.    Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Securities Purchase Agreement.

7.    Neither this letter agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This letter agreement may not be amended or waived except in writing.

8.    This letter agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.    The undersigned acknowledges that the Company will be irreparably harmed by and that there will be no adequate remedy at law for a violation by the undersigned hereof. Without limiting other remedies, the Company shall have the right to enforce this letter agreement by specific performance or injunctive relief.

10.    This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Texas) for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby.

JETX Energy, LLC (formerly Juneau Energy, LLC)

By:	/s/ Brian J. Cree
Name:	Brian J. Cree
Title:	Chief Financial Officer